                           SCHEDULE 14A INFORMATION
                     INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                    ICO, INC.
                (Name of Registrant as Specified in Its Charter)

                              PBG ACQUISITION CORP.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies: NOT APPLICABLE

      2) Aggregate number of securities to which transaction applies: NOT APPLICABLE

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: NOT APPLICABLE

      4)    Proposed maximum aggregate value of transaction: NOT APPLICABLE

      5)    Total fee paid: NOT APPLICABLE

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid: NOT APPLICABLE
      2)    Form, Schedule or Registration Statement No.: NOT APPLICABLE
      3)    Filing Party: NOT APPLICABLE
      4)    Date Filed: NOT APPLICABLE

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May 7, 2001

PBG ACQUISITION CORP. submits acquisition proposal to ICO, Inc. board of directors.

MAY 7, 2001, HOUSTON, TEXAS - PBG ACQUISITION CORP. ANNOUNCED TODAY THAT IT HAS SUBMITTED A PROPOSAL TO THE BOARD OF DIRECTORS OF ICO, INC. FOR THE ACQUISITION OF ALL OF ICO'S COMMON STOCK AT A PURCHASE PRICE OF $3.00 PER SHARE.

      Dr. Al O. Pacholder, chairman of the board and chief financial officer of ICO, Inc., today announced the formation of PBG Acquisition Corp., and the submission by PBG Acquisition of a proposal to ICO's board of directors relating to the purchase of all of the issued and outstanding common stock of ICO at a price of $3.00 per share. The terms and conditions of the offer include:

      o     Purchase price of $3.00 per share;
      o     Approval of the proposed transaction by ICO's board of directors;
      o Appropriate ICO board action to exempt the transaction from ICO's shareholder rights plan;
      o     Negotiation of a definitive acquisition agreement with ICO; and
      o     The receipt of all required regulatory approvals, if any.

      The offer also includes terms and conditions customary in transactions of this nature, including a break-up fee of $3.0 million if the proposal is accepted or a definitive agreement is executed and delivered without ICO consummating the transaction.

      Dr. Pacholder emphasized that the PBG Acquisition Corp. proposal differs in several respects from the latest acquisition proposal made by Travis Street
Partners:

      o PBG Acquisition Corp.'s proposal is at a purchase price equal to $0.35 per share higher than Travis Street Partners';
      o PBG Acquisition Corp.'s proposal is not subject to many of the conditions contained in the Travis Street Partners proposal, including:

          o    the completion of due diligence;
          o the satisfaction of certain EBITDA goals for ICO's petrochemicals processing division; and
          o a downward adjustment of the purchase price under certain conditions.

      In addition, Dr. Pacholder stated that PBG Acquisition Corp. has received a letter from Dain Rauscher Wessels, PBG Acquisition's investment banker, to the effect that Dain Rauscher Wessels believes it will have the ability to arrange the financing necessary for consummation of the acquisition. Dr. Pacholder noted that although Travis Street Partners has conditioned its offer upon providing satisfactory evidence to ICO of its ability to finance its proposed acquisition, Travis Street Partners has given ICO's board no indication of the existence of any financing commitment.

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      The PBG Acquisition proposal also differs from the proposal made by Travis
Street Partners in that the breakup fee proposed by Travis Street Partners is $3.5 million, while the breakup fee proposed by PBG Acquisition is only $3.0 million.

      Dr. Pacholder stated that he believed the acquisition proposal by PBG Acquisition Corp. would be more beneficial to ICO shareholders than the proposal made by Travis Street Partners because it would pay the existing ICO shareholders more for their shares, and the PBG Acquisition proposal was more likely to occur because it was subject to fewer conditions than that of Travis Street Partners.

                                 * * * * * *

      This press release is being issued by PBG Acquisition Corp., which is a newly formed entity formed by Dr. Pacholder, Jon Biro and David Gerst. Dr. Pacholder is the chairman and chief financial officer of ICO. Mr. Biro is senior vice president, chief accounting officer and treasurer of ICO. Mr. Gerst is senior vice president and general counsel of ICO. Information concerning their interests and security holdings in ICO can be obtained from ICO's proxy statement dated March 7, 2001 for ICO's 2001 annual meeting.

      PBG Acquisition Corp. anticipates filing a proxy statement and other relevant documents concerning the transaction with the SEC. WE URGE ICO SHAREHOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. After it is cleared by the SEC, the proxy statement will be available free of charge on the SEC's website (www.sec.gov) or from PBG Acquisition Corp.'s offices.



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